EXHIBIT 23.1

[BDO LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Perceptron, Inc.

Plymouth, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-24239,  No. 333-29263),   and on Forms S-8 (No. 33-63664,  No. 33-85656,  No. 33-93910,  No. 333-00444,  No. 333-00446,  No. 333-65001,  No. 333-65007,  No. 333-92643,  No. 333-92645,  No. 333-92647,  No. 333-55164,  No. 333-76194,  No. 333-104040,  No. 333-131421,  No. 333-163324,  No. 333-163325, No. 333-185209, No. 333-195073 and No. 333-195074)  of Perceptron, Inc. of our reports dated September 15, 2014 relating to the consolidated financial statements, and the effectiveness of Perceptron Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan

September 15, 2014